UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

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March 12, 2008

CHINA MEDIA GROUP CORPORATION
(Exact Name of Registrant as Specified in Charter)

Texas	000-50431	32-0034926
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 1403, 14/F., 194-204 Johnston Road, Wan Chai Commercial Centre, Wan Chai, Hong Kong (Address of principal executive offices)	n/a (Zip code)

Registrant's telephone number, including area code:	011 852 3171 1208 (Ext. 222)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 12, 2008, a wholly owned subsidiary of China Media Group Corporation, a Texas corporation ("CMG"), Ren Ren Media Group Limited ("RRMG") has entered into a memorandum of understanding ("MOU") with Premium AG Sdn. Bhd. ("PAG") to investigate the opportunity and the establishment of a joint venture company ("JV Company") in the outdoor advertising market in China.

PAG is a Malaysian corporation that is in the business of outdoor advertising in Malaysia with approximately 80 billboards large and medium in size selling to internationally renowned customers.

According to the MOU, the parties will initially work together to investigate a market study and analysis of the outdoor advertising business opportunity in China and to investigate the possibility of a joint venture between PAG and RRMG to operate this business. The business opportunity will be the outdoor advertising business including and not limited to outdoor billboards, light boxes and signs, drawing on the expertise and resources of each party.

The equity in the JV Company shall be based on the contribution by each party. However, RRMG shall at all times have greater than 51% of the equity interest in the JV Company. Details of the equity structure and operational matters to be finalized/agreed by the Parties when JV Company is established.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2008	CHINA MEDIA GROUP CORPORATION

By: /s/ Con Unerkov
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Name: Con Unerkov
Title: President